Exhibit 99.2

PAYLOCITY 3Q2014 EARNINGS CONFERENCE CALL SCRIPT

Peter McGrail — CFO

Good afternoon and welcome to Paylocity’s earnings results call for the third quarter of 2014, which ended on March 31, 2014.   I’m Peter McGrail, CFO and joining me on the call today is Steve Beauchamp, Chief Executive Officer of Paylocity. Today we will be discussing the results announced in our press release issued after the market closed.  A webcast replay of this call will be available for the next 45 days on our website under the investor relations tab.

Before beginning, we must caution you that today’s remarks in this discussion, including statements made during the question and answer session, contain forward-looking statements. These statements are subject to numerous important factors, risks, and uncertainties which could cause actual results to differ from the results implied by these or other forward-looking statements.  Also, these statements are based solely on the present information, and are subject to risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. For additional information, please refer to our prospectus and other Securities and Exchange Commission filings for the risk factors contained therein and other disclosures.  We do not undertake any duty to update any forward-looking statements.

Also, during the course of today’s call we will refer to certain non-GAAP financial measures.  There is a reconciliation schedule detailing these results currently available in our press release, which is located on our website at www.Paylocity.com under the Investor Relations tab and filed with the Securities and Exchange Commission.

With that, let me turn the call over to Steve.

Steve Beauchamp – CEO

Thank You, Peter.  I’d like to thank everyone for taking time to join us for our first earnings conference call as a public company.  We are here to discuss the strong results from our fiscal third quarter, which ended March 31.  Peter will review our financial results in detail, but let me share a few of the highlights up front:

Our third fiscal quarter is always our largest from a revenue and gross profit perspective due to the annual fees we charge for preparation of W-2s and other required tax filings that we process on behalf of our clients.  Our third quarter is also a very important quarter for on-boarding new business revenue and I am pleased to report that demand for our cloud-based, unified payroll and HCM solutions was a primary driver of our strong revenue performance

•                  With $33.8 million in total revenue, we posted 41%  growth versus the same quarter last year

•                  Recurring revenue, which represents 92% of our revenue, grew 40% year over year

•                  Our revenue retention rate continues to be in excess of 92%, which is best in class for a company targeting mid-sized firms.

•                  Our third fiscal quarter is the largest quarter for our sales team with many clients preferring to switch solutions at the start of a calendar year. Our sales organization delivered robust revenue growth from new clients.

•                  While we continue to invest aggressively in product development and sales and marketing, we also generated a small net profit for the quarter.

•                  Lastly, our balance sheet was strengthened by our IPO which raised net proceeds of over 82 million dollars.  Our total cash at the end of the third quarter was approximately 89 million dollars.  The increase in our resources provides us with the ability to execute against our strategic growth initiatives and fully capitalize on our market opportunity.

Since this is our first quarter as a public company, I want to briefly review the market opportunity, our differentiated SaaS platform and our go to market strategy.

We deliver cloud-based payroll and human capital management software tailored specifically to the needs of medium-sized companies.  We define mid-sized companies as those with 20 — 1,000 employees.  We believe we are in the early stages of a major market share shift from traditional payroll service providers to a cloud-based SaaS model — which leverages the payroll system to enable more comprehensive human capital management capabilities.  There were 565,000 firms that fit the definition of mid-sized in the U.S. in 2010, and we have less than 2% penetration into that target market.  We are a leading vendor of next generation, SaaS-based human capital management solutions targeted at the mid-market, and we believe there is plenty of runway for us to grow for many years.  The 40+% growth we delivered in the third quarter was fueled by this shift in spending, as well as the strength of our platform and company-wide execution.

We generally replace traditional payroll systems from the large payroll outsourcers.  Over the last 5 years we have experienced shifts in our sales process where 5 years ago we had to push the idea of moving to a SaaS-based system to now SaaS being a first requirement.  From a long-term perspective, we believe that the strong majority of mid-size companies will move to SaaS-based solutions, and in particular, an integrated suite of payroll and HCM solutions.

We built our multi-tenant software platform called Web Pay so companies could both automate their payroll functions and extend into other HCM applications, such as time and labor tracking, human resources, benefits and talent management from a single unified solution. Our payroll and HCM applications use a unified database and provide robust on-demand reporting and analytics. Our platform also provides intuitive self-service functionality for employees and managers. Starting with a ‘must have’ process like payroll allows users to more easily expand into other HCM categories -  all from a single, SaaS-based software platform.

We have designed our implementation and client service organization to meet the needs of medium-sized organizations who lack the IT and HR resources of larger enterprises. Since our clients often have limited resources, they require an easy to use product and a service model that allows them to quickly deploy our payroll and HCM solutions.

We market and sell our products primarily through our direct sales force.  We have a high velocity sales model with a 4 week sales cycles for a typical client followed by a 3-6 week implementation process to get a new client started.  With high volume sales and an implementation model tailored to the needs of medium sized businesses, managing our revenue growth risk is different than for traditional enterprise software companies.  Our revenues are fairly linear over the course of the quarter as we are not waiting to sign a few large deals at the end of the quarter to achieve our sales objectives.  We are very metrics driven and assess the productivity of our sales reps frequently. We know how business has converted over time, so tracking this information provides us with comfort as to how our sales funnel is operating.

We have also developed a unique referral network of 401(k) advisors, insurance brokers, third-party administrators and HR consultants which provide our sales force highly qualified leads.  A key reason for our success in this channel is our ability to automate data integration capabilities to clients connecting the client’s payroll information to product providers in the 401k and insurance industries.  This integration reduces complexity and the risk of error associated with manual data transfers saving time for our clients and their brokers.

Greater than 25% of new revenue generated by our sales organization comes from leads provided by this referral channel.

We also have leveraged two resellers to address specific territories.  And as we noted in our S-1, we have the right to acquire them.  The IPO triggered the right to acquire one reseller this fiscal year and in fact we are in the process of doing that now.  While acquiring resellers doesn’t change our revenue outlook, it should improve our gross margins.  The purchase is expected to close by the end of May.

A key aspect of Paylocity’s differentiation in the market is the continuous product innovation we bring to our customers. During the quarter we brought new functionality to market in the form of Paylocity Impressions in Mobile, Mobile Punching with GPS, and Health Care Reform Analytics.

With Paylocity Impressions in Mobile we have extended our social collaboration capability for peer to peer recognition from the desktop into the mobile device. Not only do employees have the ability to recognize one another with customized badges but managers can then approve the recognition all through a mobile device. Peer to peer, real time recognition is a critical social component for any organization and Impressions Mobile now delivers it in a more powerful and accessible way as a result of this series of enhancements.

During the quarter we also released Web Time Punch with GPS enabled in our mobile application. The addition of this capability allows client employees to use our mobile-based IPhone or Android application to punch in and out, recording employee hours worked remotely, without sacrificing any of the flexibility of the desktop version. Additionally, the phone’s GPS system is leveraged for providing a visual representation, via Google Maps, to the managers of where the punches are taking place. This affords greater control and oversight along with added flexibility and ease of use.

Finally, in Q3 we saw continued deployment and use of our healthcare reform dashboards and analytics tools. Clients along with our Benefit Broker partners are leveraging our unique tools for planning purposes and to assure compliance with the upcoming legislation taking effect January 1st, 2015. Clients and their Brokers access these analytics dashboards to track and override hours worked for employees and then to analyze eligibility and affordability based on rules unique to their company.  The analytics module has been very well received by our referring brokers with more than 500 brokers attending our series of online seminars introducing this new functionality and providing legislative updates.

Continuing to enhance and expand our product portfolio is a core focus for Paylocity and we have an exciting year of innovation on tap for 2014.  An important area of focus will be further expanding the features and functions of our Human Capital Management solutions. We will be highlighting some of this new functionality at the SHRM (Society for Human Resources Management) show in late June.

In summary, we are very pleased with the third quarter results.  Before I pass the call over to Peter to review the financial details, I would like to thank our customers, employees and partners for their commitment to Paylocity.  I could not be prouder of the collective work across each of our Paylocity teams and appreciate the ongoing support we receive from our clients and partners as we deliver innovative solutions to this under-served market.  With that, let me turn it over to Peter.

Peter McGrail — CFO

Thanks, Steve.

Before reviewing our financial results in detail, it’s worth covering the key aspects of our financial model as this is our first call as a publicly-traded company.

•                  Our recurring revenues have historically represented 94% or more of our overall revenues, and it is comprised of two components:

•                  First, we have recurring fees attributable to our cloud-based payroll and HCM software solutions which make up greater than 92% of overall revenues annually. These recurring fees generally include per client base fees in addition to a fee based on the number of client employees and the number of products a client uses. In our third fiscal quarter, we also charge fees attributable to our preparation of W-2 documents and annual required filings on behalf of our clients.

•                  Second, we also earn interest income on funds held for clients. We collect funds for employee payroll payments and related taxes in advance of remittance to employees and taxing authorities. Prior to remittance, we earn interest on these funds through financial institutions with which we have automated clearing house, or ACH, arrangements. Given the current interest rate environment, we do not derive a material amount of recurring revenue from this source (1-2% of overall revenue) but we would obviously benefit from an increase in interest rates.

•                  Our non-recurring revenues are comprised of ‘implementation services and other’ and primarily consist of implementation fees charged to new clients for professional services provided to implement and configure our payroll and HCM solutions. These fees typically represent 5%-6% of our overall revenues on an annual basis. Implementations of our payroll solutions typically require only three to six weeks at which point the new client’s first payroll is run using our solution. At this point our implementation services are completed so we invoice and recognize the related revenue. We have no deferred revenue to speak of.

•                  Our agreements with clients do not have a specified term and are generally cancellable by the client on 60 days’ or less notice.  Even without fixed term agreements, our annual revenue retention rate has been consistently greater than 92% for several years, which as Steve noted is best-in-class for a company targeting firms with 20 — 1,000 employees.

This combination of high recurring revenue percentages and high retention rates provides significant visibility into our future operating results.

•                  As Steve noted, given the size of the addressable market and our low penetration levels, we are almost entirely focused on the land part of our strategy: generating revenue from new clients.  Therefore, to give you the best sense of our momentum in this regard, we intend to provide a quarterly look at recurring fees from NEW versus existing clients. We also plan on updating you annually with regard to our revenue retention performance.

•                  Like our revenues, we separate our cost of revenues into two different categories; recurring revenue and implementation services and other.  These two numbers are combined to form our overall costs and then to produce our overall gross profit margins. We refine our gross margins further by providing adjusted numbers. We adjust for two items. First we exclude stock based compensation and second, we exclude amortization expense associated with capitalized research and development costs. We believe these adjusted numbers provide the best and most reliable comparison to other SaaS companies.

•                  We view our adjusted recurring revenue margins as the best barometer for our overall long term margin opportunity as we generate these margins on the vast majority of our revenues. We view the negative margins on our implementation services as a great short term investment (they only last 3-6 weeks) which then becomes a long-term high-margin annuity.  In regards to implementations, we charge what we believe are market rates and will continue this practice as we continue to gain market share.  Over the long-term we believe we can achieve 65-70% overall gross margins. We have opportunities to increase our recurring revenues margins by purchasing our two resellers and, as we continue to scale we expect to leverage our cost structure.

•                  Looking at the operating expense side of our business, we have historically managed the company to breakeven.  As you may remember from our S-1, throughout our history, we’ve only raised $6 million of primary funding which occurred in May, 2008. Our goal has always been to take advantage of this very large market opportunity and our recently completed IPO considerably advances that cause. More specifically, the IPO allows us to increase our investments in research and development to maintain and extend our technological leadership. It also allows us to invest in sales and marketing activities that have the potential for longer term impacts, including those in our unique broker referral channel.

•                  Lastly, as I noted a moment ago, like others in our industry, we do collect funds from our clients in advance of making payments to employees and taxing authorities.  Our cash flows from investing and financing activities are influenced by the timing and amount of funds held for clients which varies significantly from quarter to quarter. Funds held for clients are restricted solely for the repayment of client fund obligations.

•                  With that overview, let me review our third quarter 2014 results, starting with the Income Statement.

•                  Total revenue for the quarter was $33.8 million dollars which represents a robust 41% increase from the same period in the prior year.   As Steve noted, revenue in the third fiscal quarter is always our largest due to our annual recurring billings attributable to the preparation of W-2s and other annual tax filings. January has also historically been the month where we generate the most new client starts during the year and this year was no exception.  All that being said, our sales organization had a very strong quarter with regard to generating revenue from new customers.

•                  Our total recurring revenue of $31.2 million dollars was up 40 percent year over year and represented 92 percent of our total revenue in the quarter.

•                  Implementation services and other revenue was $2.6 million which was up 47 percent from the year ago level.

•                  In terms of supplemental revenue metrics, recurring fees from new clients represented 41% of total recurring fees on a fiscal-year-to-date basis which was the same as the last fiscal year and indicates our continued focus on the land part of our strategy.  In addition revenue retention, always calculated on a trailing twelve month basis, was greater than 92% for the period which is directly in-line with our historical performance and is, we believe, best in class for our segment.

•                  Moving down the P&L, I will be talking about gross profit on an adjusted basis, which in addition to excluding stock based compensation also excludes amortization of capitalized software. A reconciliation of GAAP to non-GAAP is provided in the press release we issued after the close today. Adjusted gross profit in the third quarter was $19.6 million, representing a gross margin of 58 percent, as compared to $14.0 million or 58 percent in the third quarter of 2013.  Further, our adjusted gross profit on recurring revenues was $21.7 million or 69% in the third quarter, up from $15.1 million or 68% in the year prior.

•                  Now turning to operating expenses, I will also discuss them on a non-GAAP basis.

•                  We have invested, and intend to continue to invest, in growing our research and development activities to improve and expand our product offerings. It is essential that we not only maintain but expand, what we believe is, our technological leadership in our segment. In order to understand our overall investment in research and development it is important to combine both what we expense and what we capitalize. On a combined basis, research and development costs were $3.4 million in the third quarter a 45% increase from the prior year. Further, for the nine months ended March 31, 2014, we’ve increased our research and development expenses to $9.6 million a 59% increase over the prior year. Sales and marketing expense increased to $8.5 million in the third quarter a 44% percent increase from the prior year. As we aggressively pursue the land phase of our strategy, we continue to grow our sales force and expand our marketing activities. General and administrative costs were $4.7 million as compared to $2.8 million in the prior year. The increase is largely the result of public company costs.

•                  Our adjusted EBITDA (which is adjusted only for stock-based compensation) was $5.2 million for the quarter versus $4.2 million for the year prior. Our increase in sales was partially offset by increases in operating expenses. Since we went public so late in the third quarter we would expect that our operating expenses as a percentage of sales will continue to increase in the near term as we invest in research and development, expand our sales force and marketing activities and operate as a public company. Again, our adjusted EBITDA results in the third quarter are positively affected by our recurring annual billings that occur during this quarter.

•                  Over time we believe that our investments and strategies will enable us to create substantial long term shareholder value.

•                  On a pro forma basis, non-GAAP net income per share was $0.04 based on 44.9 million diluted weighted shares outstanding. This compares to per share income of $0.05 based on 44.4 million diluted weighted shares outstanding for the same period of last year.

•                  Briefly covering our GAAP results, gross profit was $18.8 million, operating income was $2.1 million and net income was $1.2 million.

•                  In regard to the balance sheet, we ended the quarter with cash and cash equivalents of $89 million dollars, driven largely by net IPO proceeds of $82 million dollars.

•                  From a cash flow perspective, we generated $8.1 million in cash from operating activities in the nine months ended March 31, 2014 and spent $7.9 million on property, plant and equipment and capitalized software. We also paid down our remaining outstanding indebtedness of $1.6 million.

Finally, I’d like to provide our financial guidance for the fourth quarter and full year of 2014.

Fourth quarter fiscal 2014

•                  Total revenue for the company’s fourth quarter of fiscal year 2014 is projected to be in the range of $26 million to $27 million, an increase of approximately 28% to 33% year over year.

•                  Adjusted EBITDA is expected to be a loss in the range of ($1.3) million to ($2.3) million.

•                  Non-GAAP net loss is expected to be in the range of ($1.8) million to ($2.8) million, or negative $(0.04) to $(0.06) per share, based on 49.6 million basic weighted average common shares outstanding. This guidance assumes an income tax benefit of approximately $1.2 million.

Fiscal Year 2014 Guidance:

•                  Revenue for the company’s full year 2014 is projected to be in the range of $106 million to $107 million, an increase of approximately 37% to 38% year over year.

•                  Adjusted EBITDA is expected to be in the range of $3.4 million to $4.4 million.

•                  On a pro forma basis to reflect the conversion of all outstanding preferred shares as of July 1, 2013, non-GAAP net (loss) is expected to be in the range of ($1.2) million to $(2.2) million, or negative $(0.03) to negative ($0.05) per share, based on 45.4 million basic weighted average common shares outstanding.

This guidance assumes an income tax benefit of approximately $.8 million and assumes no valuation allowance in the fourth quarter. We provide tax benefit information as we assess the need for a valuation allowance at the end of every reporting period. We have not recorded a valuation allowance in the past but this does not mean we will not require one in the future.

Lastly, I did want to point out a Q3 subsequent event. Our principal stockholder and founder, Steve Sarowitz, is contributing $1.1 million to the Company for the express purpose of paying a cash bonus to long-term employees in recognition of their past service. The Company intends to record a capital contribution to additional paid-in capital for the amount received from Mr. Sarowitz and compensation expense for the amount paid to employees in the three-month period ended June 30, 2014, accordingly. It’s a tremendous gesture by our founder who remains a tremendous proponent and contributor to our success.

In summary, we are pleased with our operational performance during the first quarter of 2014.

Operator, we are now ready to begin the Q&A session.